UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 18, 2007

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Compensation of Non-Employee Directors

On June 18, 2007, following a review of current practices conducted by an experienced compensation consulting firm, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of PDL BioPharma, Inc. (“we” or the “Company”) revised the compensation policy for non-employee members of the Board (“Outside Directors”), effective starting July 1, 2007, to provide that each Outside Director will receive the cash and equity compensation described in the paragraphs below. Members of our Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

Each Outside Director who is not the Chairperson of the Board will receive a retainer of $35,000 per year. If the Chairperson of the Board is an Outside Director, the Chairperson will receive a retainer of $60,000 per year.

Each member of the Audit Committee, other than the Chairperson of the Audit Committee, will receive a retainer of $12,000 per year and the Chairperson of the Audit Committee will receive a retainer of $24,000 per year. Each member of the Compensation, Nominating and Governance, Commercial Review, Scientific Review and Compliance Committees of our Board, other than the Chairperson of these committees, will receive a retainer of $6,000 per year. Each Chairperson of the foregoing committees, other than the Compensation Committee, will receive a retainer of $10,000 per year and the Chairperson of the Compensation Committee will receive a retainer of $12,000 per year.

Each Outside Director also will receive cash compensation for each day of attendance at meetings of our Board and committees of our Board as set forth below.

	Attendance in Person	Attendance by Telephone
Board Meetings	$2,000	$1,500
Committee Meetings	$1,000	$750

All cash compensation paid to Outside Directors for their service on our Board and its committees and attendance on meetings is paid on a quarterly basis in arrears.

We also reimburse our directors for their travel expenses for Board and committee meetings. Our Board customarily has an annual multi-day, off-site meeting to which our Board members often bring a guest or their spouse. We reimburse our directors for their guest’s or spouse’s travel expenses for these off-site meetings and, because these reimbursements are reported as income to the directors, we pay our directors a tax gross-up payment to make these reimbursements effectively tax neutral to the directors.

Equity Compensation

Each Outside Director will receive (1) an option to purchase 40,000 shares of common stock effective upon election or appointment to our Board and (2) annual grants of options to purchase 20,000 shares of common stock. If the Chairperson of the Board is an Outside Director, the Chairperson of the Board also will receive an additional annual grant of an option to purchase 25,000 shares of common stock.

In addition to the annual option grants for service on our Board, each Outside Director that is a member of a committee of our Board (other than the Equity Grant Committee) will receive an initial grant upon appointment to the committee and annual grant with respect to service on the committee as set forth in the table below:

	Initial	Annual*
Audit Committee Member Grant	2,500	2,500
Compensation Committee Member Grant	1,500	1,500
Other Committee Member Grant (per Committee)	1,000	1,000

*	Annual grants are customarily made at the Board meeting which follows immediately after the annual stockholder meeting. The first annual grant is pro-rated if the respective initial grant was made after the prior annual stockholder meeting, i.e., between annual stockholder meetings.

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Options granted to our Board members customarily vest monthly over 12 months, subject to the Board member’s continued service, except that the initial 40,000-share option grant upon appointment to the Board vests monthly over two years.

Amendment of Equity Plans

On April 4, 2007, our Compensation Committee approved an amendment to our 2005 Equity Incentive Plan (the “Plan”) to increase the number of shares authorized and reserved for issuance under the Plan by an additional 2,900,000 shares of common stock of the Company (the “Amendment”), provided that the Amendment would not be effective unless approved by our stockholders at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”). Our stockholders approved the Amendment at the Annual Meeting on June 20, 2007. The Plan, as amended, is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 20, 2007, our Board of Directors designated Herbert C. Cross, 35, as our principal accounting officer. Mr. Cross has served as our Corporate Controller since November 2006, when he joined the Company. Between November 1999 and June 2006, Mr. Cross held several positions of increasing responsibility at Neoforma, Inc., most recently as Vice President of Finance, a position he held since February 2001. Neoforma was a provider of supply chain management solutions for the healthcare industry before it was acquired by Global Healthcare Exchange, LLC in March 2006. Between August 1994 and November 1999, Mr. Cross was employed by Arthur Andersen LLP, an independent public accounting firm, most recently as a Manager in the Assurance and Business Advisory Services group, during which time Mr. Cross managed the audits of both public and private corporations in the software, technology, retail and manufacturing industries.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	2005 Equity Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2007

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and
Chief Financial Officer

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